Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS – RAISES DIVIDEND 6.5%

•

Fourth quarter reported (GAAP) diluted earnings per share (on a split adjusted basis) increased 3.9% versus last year to $0.80, and annual reported (GAAP) diluted earnings per share increased 5.6% to a record $2.81.

•

Fourth quarter adjusted (Non-GAAP) diluted earnings per share (on a split adjusted basis) increased 8.2% versus last year to $0.79, and annual adjusted (Non-GAAP) earnings per share increased 7.2% to a record $2.82.

•	Net sales in the fourth quarter increased 5.3% over last year to $1.704 billion. Annual net sales increased 2.4% over last year to a record $6.623 billion.

•	Total Lorillard retail market share of cigarettes increased for the 10th consecutive year to 14.4%, an increase of 0.3 share points.

•	In its first year with Lorillard, blu eCigs distribution expanded to more than 50,000 stores resulting in fourth quarter net sales of $39 million and over a 30% retail market share.

•	Share repurchases totaled $304 million during the quarter under the $500 million share repurchase program.

•

Lorillard’s Board of Directors declared a three-for-one stock split effected in the form of a 200% stock dividend to shareholders of record on December 14, 2012 which was distributed on January 15, 2013. All share and per share data within this release reflect the impact of the stock split.

•	Lorillard’s Board of Directors approved a 6.5% increase in its quarterly dividend to $0.55 per share.

GREENSBORO, NC, February 13, 2013 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter and year ended December 31, 2012, including record levels of net sales, retail market share and earnings per share for 2012 and a 6.5% increase in its quarterly dividend.

Lorillard Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months			Year
	Ended December 31,			Ended December 31,
	2012	2011	% Chg	2012	2011	% Chg

Net Sales	$1,704	$1,618	5.3%	$6,623	$6,466	2.4%

Operating Income
Reported (GAAP)	$522	$530	-1.5%	$1,878	$1,892	-0.7%
Adjusted (Non-GAAP)	514	505	1.8%	1,883	1,867	0.9%

Net income
Reported (GAAP)	$309	$310	-0.3%	$1,099	$1,116	-1.5%
Adjusted (Non-GAAP)	304	295	3.1%	1,103	1,101	0.2%

Diluted earnings per share
Reported (GAAP)	$0.80	$0.77	3.9%	$2.81	$2.66	5.6%
Adjusted (Non-GAAP)	$0.79	$0.73	8.2%	$2.82	$2.63	7.2%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

“Lorillard delivered strong financial and market share results in both the fourth quarter and full year of 2012 despite a heightened competitive environment,” stated Murray S. Kessler, Lorillard Chairman President and CEO. “We are very pleased to have delivered a double-digit shareholder return as measured by EPS growth and the dividend yield during 2012 and to have grown market share for the tenth consecutive year. We are confident in our ability to continue this strong financial performance in 2013, as reflected by our recent 3-for-1 stock split and today’s announcement of a 6.5% dividend increase.”

Net sales increased by $86 million, or 5.3%, to $1.704 billion in the fourth quarter of 2012 due to an increase in net sales of cigarettes of $47 million and net sales of electronic cigarettes of $39 million. Net sales increased by $157 million, or 2.4%, to $6.623 billion in 2012 due to an increase in net sales of cigarettes of $96 million and net sales of electronic cigarettes of $61 million.

Reported diluted earnings per share increased $0.03, or 3.9%, to $0.80 in the fourth quarter of 2012, and increased $0.15, or 5.6%, to $2.81 in 2012. Adjusted diluted earnings per share increased $0.06, or 8.2%, to $0.79 in the fourth quarter of 2012, and increased $0.19, or 7.2%, to $2.82 in 2012 due primarily to the impact of share repurchases, a lower effective tax rate, the inclusion of operating income of the Electronic Cigarettes segment and an increase in operating income in the Cigarettes segment for the full year, offset partially by higher interest expense.

The following is a discussion of fourth quarter 2012 and full year 2012 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results

	Three Months			Year
	Ended December 31,			Ended December 31,
	2012	2011	% Chg	2012	2011	% Chg

Net Sales	$1,665	$1,618	2.9%	$6,562	$6,466	1.5%

Gross Profit
Reported (GAAP)	$628	$638	-1.6%	$2,361	$2,343	0.8%
Adjusted (Non-GAAP)	620	613	1.1%	2,360	2,318	1.8%

Selling, general and administrative
Reported (GAAP)	$113	$108	4.6%	$484	$451	7.3%
Adjusted (Non-GAAP)	113	108	4.6%	479	451	6.2%

Operating Income
Reported (GAAP)	$515	$530	-2.8%	$1,877	$1,892	-0.8%
Adjusted (Non-GAAP)	507	505	0.4%	1,881	1,867	0.7%

Fourth Quarter 2012

Cigarette net sales increased $47 million to $1.665 billion in the fourth quarter of 2012, compared to $1.618 billion in the fourth quarter of 2011, an increase of 2.9%. The increase in cigarette sales resulted primarily from higher average cigarette selling prices and higher cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, increased 0.3% for the fourth quarter of 2012 compared to the corresponding period of 2011. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions increased 0.4% for the fourth quarter of 2012, compared to the corresponding period of 2011. Adjusting for both the nominal negative impact of the relative change in wholesale inventory patterns and the positive impact of one more shipping day in the fourth quarter of 2012, Lorillard domestic wholesale shipments were down an estimated 1.0% as compared to the fourth quarter of 2011. Total cigarette industry domestic wholesale shipments decreased an estimated 0.8% for the fourth quarter of 2012 compared to the fourth quarter of 2011. Adjusting for the impact of the relative change in wholesale inventory patterns and the positive impact of one more shipping day in the fourth quarter of 2012, total cigarette industry domestic wholesale shipments decreased an estimated 2.9% for the fourth quarter of 2012 compared to the fourth quarter of 2011. See attached table for details of Lorillard’s wholesale shipments.

Total wholesale unit volume for Newport, the Company’s flagship brand, increased 0.7% for the fourth quarter of 2012 compared to the corresponding period of 2011. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, increased 0.9% for the fourth quarter of 2012, compared to the corresponding period of 2011. Adjusting for the impact of the relative change in wholesale inventory patterns and the positive impact of one more shipping day in the fourth quarter of 2012, Newport domestic wholesale shipments were down an estimated 0.6% as compared to the fourth quarter of 2011. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 0.4% for the fourth quarter of 2012 compared to the corresponding period in 2011.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail, Lorillard gained domestic retail market share in the fourth quarter of 2012 as compared to the fourth quarter of 2011 with an increase of 0.2 share points to 14.2%. Newport’s domestic retail market share increased 0.2 share points to 11.9% versus the fourth quarter of 2011. Gains in market share were largely attributable to increased promotional activity on Newport Menthol in the face of a heightened level of competitive activity, which included both increased menthol price competition and two competitive menthol new product launches. Total Lorillard share of the menthol market at 38.3% was down 0.4 share points as compared to the fourth quarter of 2011 during this highly competitive quarter.

Reported gross profit was $628 million, or 37.7% of net sales, in the fourth quarter of 2012 and $638 million, or 39.4% of net sales, in the fourth quarter of 2011. Adjusted gross profit was $620 million in the fourth quarter of 2012, or 37.2% of net sales, compared to $613 million, or 37.9% of net sales, in the fourth quarter of 2011. As detailed in the reconciliation table, adjusted gross profit excludes the favorable impact on Lorillard’s tobacco settlement expense of mark-to-market pension adjustments recorded by Reynolds American in the fourth quarters of 2012 and 2011. The increase in adjusted gross profit reflects an increase in net sales, partially offset by higher costs related to the State Settlement Agreements and higher raw material input costs (primarily tobacco and other direct costs).

Selling, general and administrative costs increased $5 million to $113 million in the fourth quarter of 2012 compared to the fourth quarter of 2011, primarily due to higher compensation and benefit costs and higher legal costs related to the Engle Progeny litigation.

Reported operating income for the Cigarettes segment decreased $15 million to $515 million in the fourth quarter of 2012 from $530 million in the fourth quarter of 2011. Adjusted operating income for the Cigarettes segment increased $2 million to $507 million in the fourth quarter of 2012 from $505 million in the fourth quarter of 2011.

Full Year 2012

Cigarette net sales increased 1.5% to a record $6.562 billion in 2012, compared to $6.466 billion in 2011. The increase resulted from higher average cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 1.4% for 2012 compared to 2011. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, also decreased 1.4% for 2012, compared to 2011. Adjusting for the negative impact of changes in wholesale inventory patterns, Lorillard domestic wholesale shipments decreased an estimated 0.8% compared to 2011. Total cigarette industry domestic wholesale shipments decreased an estimated 2.5% for 2012 compared to 2011. Changes in total cigarette industry wholesale inventory patterns had a minimal impact in 2012 as compared to 2011. See attached table for details of Lorillard’s wholesale shipments.

Total wholesale unit volume for Newport, the Company’s flagship brand, decreased 1.9% for 2012 compared to 2011. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions decreased 1.8% for 2012 compared to 2011. Adjusting for the negative impact of changes in wholesale inventory patterns, Newport domestic wholesale shipments were down an estimated 1.3%. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 3.5% for 2012 compared to 2011.

Based on the EXCEL database, Lorillard’s domestic retail market share posted gains in 2012 for the tenth consecutive year, increasing 0.3 share points to a record 14.4%. Newport’s domestic retail market share reached 12.1% for 2012, an increase of 0.2 share points compared to 2011. Lorillard’s domestic retail share of the menthol market reached 39.3% for 2012, an increase of 0.2 share points compared to 2011. Gains in market share were largely attributable to unit volume outperformance of Newport Menthol in our core markets, geographic promotional expansion of Newport Menthol, and continued growth of Maverick, and were achieved despite the heightened level of competitive menthol activity.

Reported gross profit was $2.361 billion, or 36.0% of net sales, in 2012 and $2.343 billion, or 36.2% of net sales, in 2011. Adjusted gross profit was $2.360 billion in 2012, or 36.0% of net sales, compared to $2.318 billion, or 35.8% of net sales, in 2011. As detailed in the reconciliation table, adjusted gross profit excludes the favorable impact on Lorillard’s tobacco settlement expense of mark-to-market pension adjustments recorded by Reynolds American in the fourth quarters of 2012 and 2011. Adjusted gross profit also excludes the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s adjustments in the first quarter of 2012 to certain historical components of the calculation of the industry volume adjustment offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. The increase in adjusted gross profit reflects the increase in net sales and lower costs for the Federal Assessment for Tobacco Growers, partially offset by higher adjusted costs related to the State Settlement Agreements, higher raw material input costs (primarily tobacco and other direct costs) and higher Food and Drug Administration user fees.

Selling, general and administrative costs increased $33 million to $484 million in 2012 compared to 2011 primarily as a result of higher legal costs related to the Engle Progeny litigation and $5 million of expenses incurred in conjunction with the acquisition of blu eCigs.

Reported operating income for the Cigarettes segment decreased $15 million to $1.877 billion in 2012 from $1.892 billion in 2011. Adjusted operating income for the Cigarettes segment increased $14 million to $1.881 billion in 2012 from $1.867 billion in 2011.

Electronic Cigarettes Segment Results

	Three Months	Year
	Ended	Ended
	December 31,	December 31,
	2012	2012

Net Sales	$39	$61

Gross Profit
Reported (GAAP)	$16	$21
Adjusted (Non-GAAP)	16	21

Selling, general and administrative
Reported (GAAP)	$9	$20
Adjusted (Non-GAAP)	9	19

Operating Income
Reported (GAAP)	$7	$1
Adjusted (Non-GAAP)	7	2

Fourth Quarter and Full Year 2012

Net sales for the Electronic Cigarettes segment contributed $39 million to Lorillard’s total net sales for the fourth quarter of 2012, almost three times the level of the prior quarter. Strong sales of blu eCigs resulted from consumer marketing, expanded retail distribution as Lorillard’s sales force placed the brand into more than 50,000 retail outlets and strong repeat purchases. Post-acquisition, sales of blu eCigs electronic cigarettes contributed $61 million to Lorillard’s total net sales for 2012.

According to our proprietary EXCEL database which now includes electronic cigarettes, blu eCigs domestic retail market share of the electronic cigarettes market for the fourth quarter was over 30%.

Gross profit was $16 million in the fourth quarter of 2012, or 41.0% of net sales, and was $21 million, or 34.4% of net sales for the full year.

Selling, general and administrative costs were $9 million in the fourth quarter of 2012 and $20 million for the full year and include marketing and administrative costs associated with the blu eCigs’ national retail roll-out. Full year 2012 selling, general and administrative costs also include $1 million of expenses incurred in conjunction with the acquisition of blu eCigs, which have been excluded from adjusted results above.

Reported operating income for the Electronic Cigarettes segment totaled $1 million in 2012. Operating income for the Electronic Cigarettes segment totaled $7 million for the fourth quarter of 2012. Adjusted operating income totaled $2 million in 2012.

“Our acquisition of blu eCigs has met or exceeded all of our expectations, having achieved the goal of becoming accretive to earnings in its first year with Lorillard, and establishing a new platform for expansion,” stated David H. Taylor, Executive Vice President, Finance and Planning and Chief Financial Officer. “Continued product innovation, creative marketing and solid sales and distribution execution will enhance consumer appeal and product availability. We are excited about the prospects for this business behind a brand that has strong consumer appeal and the potential for continued rapid growth.”

Dividend Declaration

Lorillard announced today that its Board of Directors approved a 6.5% increase in the Quarterly dividend on its common stock to $0.55 per share. The dividend is payable on March 11, 2013 to stockholders of record as of March 1, 2013. This marks the fifth dividend increase since Lorillard became an independent publicly traded company in June 2008.

Agreement to Resolve Certain MSA Payment Adjustment Disputes

On December 18, 2012, Lorillard Tobacco, along with other participating manufacturers, agreed to a term sheet with 17 states and the District of Columbia and Puerto Rico that resolves disputes under the 1998 Master Settlement Agreement (MSA) involving payment adjustments relating to nonparticipating manufacturers. The settlement would resolve the claims for the years 2003 through 2012 and would put in place a new method for calculating this adjustment beginning in 2013. Under the terms of the agreement, Lorillard Tobacco and other manufacturers will receive credits against their future MSA payments over the next five years, and the signatory states will be entitled to receive their allocable share of the amounts currently being held in escrow resulting from these disputes. The term sheet is subject to approval by the arbitration panel presiding over the arbitration of the dispute for 2003. If the settlement proceeds and is approved, Lorillard Tobacco expects to receive credits over the next five years totaling at least $196 million on its outstanding claims, with the majority of the credits occurring in April 2013 and the remainder over the following four years. As of February 11, 2013, the arbitration panel has not made its ruling with regard to the settlement. No amounts have been included in 2012 results related to this settlement. Certain non-settling states have objected to the request for approval. No assurance can be given that the arbitration panel will issue the order necessary for the agreement to proceed or that the objections or any other such actions by nonsignatory states will be resolved in a manner favorable to Lorillard.

Additional News

On November 12, 2012, the Board of Directors approved a three-for-one split of Lorillard common stock effected in the form of a 200% stock dividend. The additional shares were distributed on January 15, 2013.

On December 10, 2012, Lorillard, Inc. paid a quarterly dividend on its common stock of $0.5167 per share to shareholders of record as of November 30, 2012.

During the fourth quarter of 2012, the Company repurchased approximately 7.8 million shares at a cost of $304 million under its share repurchase program. As of December 31, 2012, the maximum dollar value of shares that could yet be purchased under the $500 million program was $109 million. For the full year, the Company repurchased approximately 14.8 million shares at a cost of $578 million under its share repurchase programs.

Conference Call

A conference call to discuss 2012 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Time on February 13, 2013. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 87738735.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 87738735. The conference call will be available for replay in its entirety through February 27, 2013.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 39 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, through its LOEC, Inc. subsidiary, is also a leading electronic cigarette company in the U.S, marketed under the blu eCigs brand. Newport, Kent, True, Maverick, Old Gold and blu eCigs are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months		Year
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
(Amounts in millions, except per share data)

Net sales (a)	$1,704	$1,618	$6,623	$6,466
Cost of sales (a) (b)	1,060	980	4,241	4,123

Gross profit	644	638	2,382	2,343
Selling, general and administrative	122	108	504	451

Operating income	522	530	1,878	1,892
Investment income	1	1	4	3
Interest expense	(39)	(35)	(154)	(125)

Income before income taxes	484	496	1,728	1,770
Income taxes	175	186	629	654

Net income	$309	$310	$1,099	$1,116

Earnings per share:
Basic	$0.80	$0.77	$2.82	$2.67
Diluted	$0.80	$0.77	$2.81	$2.66

Weighted average number of shares outstanding:
Basic	384.87	399.78	389.27	417.32
Diluted	385.59	400.67	390.13	418.06

Segment data:
Net sales
Cigarettes (a)	$1,665	$1,618	$6,562	$6,466
Electronic Cigarettes	39	-	61	-

	$1,704	$1,618	$6,623	$6,466

Operating income
Cigarettes	$515	$530	$1,877	$1,892
Electronic Cigarettes	7	-	1	-

	$522	$530	$1,878	$1,892

Supplemental information:
(a) Includes excise taxes	$495	$493	$1,987	$2,014

(b) Cost of sales includes:

- Charges to accrue obligations under
the State Settlement Agreements	334	294	1,379	1,307

- Charges to accrue obligations under the
Federal Assessment for Tobacco Growers	29	27	118	120

- Charges to accrue Food and Drug
Administration user fees	16	16	66	61

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	December 31,	December 31,
	2012	2011
(In millions)
Assets:
Cash and cash equivalents	$1,720	$1,634
Accounts receivable, less allowances of $3 and $2	18	10
Other receivables	52	83
Inventories	410	277
Deferred income taxes	557	535
Other current assets	20	25

Total current assets	2,777	2,564
Plant and equipment, net	298	262
Goodwill	64	-
Intangible assets	57	-
Deferred income taxes	48	54
Other assets	152	128

Total assets	$3,396	$3,008

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$39	$32
Accrued liabilities	356	296
Settlement costs	1,183	1,151
Income taxes	23	6

Total current liabilities	1,601	1,485
Long-term debt	3,111	2,595
Postretirement pension, medical and life insurance benefits	409	388
Other liabilities	52	53

Total liabilities	5,173	4,521

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	-	-
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued –525 million and 525 million shares (outstanding
382 million and 396 million shares)	5	5
Additional paid-in capital	298	263
Retained earnings	2,351	2,059
Accumulated other comprehensive loss	(241)	(228)
Treasury stock at cost, 143 million and 129 million shares	(4,190)	(3,612)

Total shareholders’ deficit	(1,777)	(1,513)

Total liabilities and shareholders’ deficit	$3,396	$3,008

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months			Year
	Ended December 31,			Ended December 31,
(All units in thousands)	2012	2011	% Chg	2012	2011	% Chg

Premium Brands

Newport	8,263,979	8,190,476	0.9	33,125,424	33,741,402	-1.8

Kent	42,990	48,750	-11.8	175,116	203,436	-13.9

True	46,086	52,542	-12.3	186,732	215,394	-13.3

Total Premium Brands	8,353,055	8,291,768	0.7	33,487,272	34,160,232	-2.0

Price/Value Brands

Old Gold	113,640	128,214	-11.4	494,166	553,248	-10.7

Maverick	1,380,120	1,386,047	-0.4	5,509,452	5,320,931	3.5

Total Price/Value Brands	1,493,760	1,514,261	-1.4	6,003,618	5,874,179	2.2

Total Domestic Cigarettes	9,846,815	9,806,029	0.4	39,490,890	40,034,411	-1.4

Total Puerto Rico and U.S. Possessions	165,408	178,248	-7.2	661,302	695,880	-5.0

Grand Total Cigarettes	10,012,223	9,984,277	0.3	40,152,192	40,730,291	-1.4

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The three months ended December 31, 2012 contained one more shipping day than the comparable period ended December 31, 2011.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Market Share Data (1)

	Three Months			Year
	Ended December 31,			Ended December 31,
	2012	2011	Pt Chg	2012	2011	Pt Chg

Lorillard	14.2	14.0	0.2	14.4	14.1	0.3

Newport	11.9	11.7	0.2	12.1	11.9	0.2

Total Industry Menthol	31.5	30.7	0.8	31.1	30.6	0.5

Lorillard Share of Menthol Segment	38.3	38.7	-0.4	39.3	39.1	0.2

Newport Share of Menthol Segment	35.1	35.6	-0.5	36.1	36.2	-0.1

(1)	Based on Lorillard’s Proprietary Retail Database (“EXCEL”)

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three and twelve months ended December 31, 2012, and for the three and twelve months ended December 31, 2011. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of mark-to-market pension adjustments recorded by Reynolds American in the fourth quarters of 2012 and 2011 on Lorillard’s tobacco settlement expense; (2) the unfavorable impact of adjustments to certain operating income data as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense, which is included in cost of sales on the accompanying consolidated condensed statements of income; and (3) expenses incurred in conjunction with the acquisition of blu eCigs which are included in selling, general and administrative expenses on the accompanying consolidated condensed statements of income.

	Three months ended December 31, 2012				Year ended December 31, 2012
	Gross	Operating	Net	Diluted	Gross	Operating	Net	Diluted
	Profit	Income	Income	EPS	Profit	Income	Income	EPS

Reported (GAAP) results	$644	$522	$309	$0.80	$2,382	$1,878	$1,099	$ 2.81

GAAP results include the following:
(1) Impact of RAI mark-to-market pension accounting adjustments on Lorillard’s tobacco settlement expense included in cost of sales	(8)	(8)	(5)	(0.01)	(8)	(8)	(5)	(0.01)
(2) Impact of RJRT adjustments to its 2001 - 2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	-	-	-	-	7	7	5	0.01
(3) Expenses incurred in conjunction with the acquisition of blu eCigs included in selling, general and administrative expenses	-	-	-	-	-	6	4	0.01

Adjusted (Non-GAAP) results	$636	$514	$304	$0.79	$2,381	$1,883	$1,103	$2.82

	Three months ended December 31, 2011				Year ended December 31, 2011
	Gross	Operating	Net	Diluted	Gross	Operating	Net	Diluted
	Profit	Income	Income	EPS	Profit	Income	Income	EPS

Reported (GAAP) results	$638	$530	$310	$ 0.77	$2,343	$1,892	$1,116	$ 2.66

GAAP results include the following:
(1) Impact of RAI mark-to-market pension accounting adjustments on Lorillard’s tobacco settlement expense included in cost of sales	(25)	(25)	(15)	($0.04)	(25)	(25)	(15)	($0.03)

Adjusted (Non-GAAP) results	$613	$505	$295	$0.73	$2,318	$1,867	$1,101	$2.63

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard manages its operations on the basis of two operating and reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco and related entities. Lorillard Tobacco is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the years ended December 31, 2012 and 2011. In addition to the Newport brand, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 39 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists principally of the operations of LOEC and related entities. LOEC is a leading electronic cigarette company in the United States, marketed under the blu eCigs brand. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising, sale and service of electronic cigarettes on April 24, 2012.

		Three months ended December 31, 2012			Year ended December 31, 2012
			Electronic			Electronic
		Cigarettes	Cigarettes	Total	Cigarettes	Cigarettes	Total

Reported (GAAP) operating income		$515	$7	$522	$1,877	$1	$1,878

GAAP results include the following:

(1)	Impact of RAI mark-to-market pension accounting adjustments on Lorillard’s tobacco settlement expense included in cost of sales	(8)	-	(8)	(8)	-	(8)

(2)	Impact of RJRT’s adjustment to its 2001 - 2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	-	-	-	7	-	7

(3)	Expenses incurred in conjunction with the acquisition of blu eCigs included in selling, general and administrative expenses	-	-	-	5	1	6

Adjusted (Non-GAAP) operating income		$507	$7	$514	$1,881	$2	$1,883